Exhibit 99.1

U.S. Energy Corp. Reports Financial and Operating Results for Third Quarter 2022

HOUSTON, Nov. 10, 2022 — U.S. Energy Corporation (NASDAQ: USEG, “U.S. Energy” or the “Company”), a growth-focused energy company engaged in operating a portfolio of high-quality producing oil and natural gas assets, today reported financial and operating results for the three and nine months ended September 30, 2022.

THIRD QUARTER 2022 RESULTS

●	Net cash from operations of $4.7 million.
●	Net income of $4.1 million, or $0.16 per diluted share.
●	Adjusted EBITDA, excluding derivatives impact, of $3.1 million.
●	Daily production of 1,752 barrels of oil equivalent per day (“Boe/d”).
●	Returned $0.6 million to shareholders through quarterly cash dividend; $1.7 million returned YTD 2022.
●	Closed highly accretive acquisition of East Texas operating oil and gas properties.

MANAGEMENT COMMENTARY

“During the third quarter, U.S. Energy continued to build a strong platform for growth across a diverse portfolio of mature, stable-return producing properties,” stated Ryan Smith, Chief Executive Officer of U.S. Energy. “During the last two years, we have invested approximately $85 million to acquire nearly $175 million proved oil and gas reserves, resulting in more than $6 per share of combined PV-10 per share value. Looking ahead, we remain disciplined acquirors of proven, long-lived reserves within some of the most prolific U.S. basins, while continuing to drive strong free cash flow conversion in support of our stated return of capital priorities.”

“As expected, third quarter production levels and lease operating expense were impacted by planned, one-time maintenance costs associated with our recently acquired assets in West Texas,” continued Smith. “These non-recurring maintenance costs amounted to a one-time impact of approximately $1.3 million, or $0.05 per diluted share in the third quarter. Looking ahead to the fourth quarter, we anticipate sequential growth in production volumes, Adjusted EBITDA and free cash flow generation, with no planned maintenance in the period.”

“Entering 2023, our approach to capital allocation continues to prioritize further investments in new, producing properties, continue our quarterly cash dividend, together with a focus on maintaining a conservative net leverage profile,” noted Smith. Our team continues to demonstrate a proven ability to source, acquire, integrate, and operate a valuable portfolio of high-return assets, while providing shareholders an exciting opportunity to participate in value creation,” concluded Smith. “We are look forward to building on the momentum evident across our business as we enter this next chapter of growth.”

STRATEGIC UPDATE

U.S. Energy operates a portfolio of mature, producing assets that provide high margin free cash flow. That cash is allocated to maintaining a stable quarterly cash dividend and paying down the outstanding balance on the revolving credit facility.

The Company aims to achieve greater scale through the acquisition of high-quality, low-decline assets providing a platform for sustained profitability. As cash flows increase with new asset additions, the Company recognizes potential to develop an even more robust return of capital program.

PRODUCTION UPDATE

For the three months ended September 30, 2022, the Company produced 161,205 Boe, or an average of 1,752 Boe/d, as compared to 162,230 Boe, or an average of 1,783 Boe/d, during the prior quarter.

	3Q 2022	2Q 2022
Sales Volume (Total)
Oil (Bbls)	95,429	107,845
Gas and liquids (Mcfe)	394,660	326,308
Sales volumes (Boe)	161,205	162,230
Average Daily Production (Boe/d)	1,752	1,783
Average Sales Prices
Oil (Bbl)	$94.81	$105.74
Gas and liquids (Mcfe)	$7.10	$6.55
Barrel of Oil Equivalent	$73.36	$83.09

The Company benefits from a diversified production base and has focused its acquisition and operating efforts on the following asset districts. Net production from the third quarter 2022 is as follows:

Rockies / North Dakota – 513 Boe/d (79% oil)

Mid-Continent / East Texas – 695 Boe/d (28% oil)

West Texas / Gulf Coast – 545 Boe/d (80% oil)

THIRD QUARTER 2022 FINANCIAL RESULTS

U.S. Energy reported total oil and gas sales of approximately $11.8 million for the third quarter 2022, compared to $13.5 million in the second quarter 2022. The sequential decline in revenue was primarily due to planned maintenance on newly acquired wells in the West Texas district, which have been brought back online during the fourth quarter 2022. Sales from oil production represented 76% of total revenue during the quarter.

The Company recorded lease operating expense (“LOE”) of approximately $5.4 million for the third quarter 2022, compared to $4.6 million in the second quarter. LOE increased due to one-time charges incurred to maximize the operating performance of recently acquired wells in West Texas.

Severance and Ad Valorem taxes in the third quarter were approximately $0.8 million, as compared to approximately $0.9 million in the second quarter. On a percentage basis, U.S. Energy paid approximately 6.9% of total oil and natural gas sales revenue in taxes during the quarter.

Cash general and administrative expenses were approximately $2.2 million as compared to approximately $2.0 million during the prior period. The increase is primarily due to professional fees related to the registration of shares around the Company’s January 2022 acquisition.

Based on a realized price of $73.36 per Boe, the Company achieved an operating margin of $19.44 per Boe, or 27% for the quarter, down from $32.98 per Boe, or 40%, from the prior quarter, due in large part to non-recurring workover expense in recently acquired assets that resulted in delayed production and higher operating costs.

The Company reported net income of $4.1 million, or $0.16 per diluted share, which includes a $5.6 million net unrealized gain on the value of derivative contracts.

Adjusted EBITDA, excluding the impact of hedges, was $3.1 million.

HEDGING PROGRAM UPDATE

The following table reflects the hedged volumes under U.S. Energy’s commodity derivative contracts and the average fixed, floor and ceiling prices at which production is hedged for November 2022 through 2023, as of November 10, 2022:

	Collars
Period	Commodity	Volume (Bbls)	Floor ($ / Bbl)	Ceiling ($ / Bbl)
Q4 2022	Crude Oil	71,800	$59.86	$80.34
Q1 2023	Crude Oil	66,200	$57.73	$76.00
Q2 2023	Crude Oil	53,500	$60.00	$81.04
Q3 2023	Crude Oil	52,600	$60.00	$81.04
Q4 2023	Crude Oil	51,200	$60.00	$81.04

	Swaps
Period	Commodity	Volume (Bbls | MMBtu)	Avg Price ($/Bbl | $/MMBtu)
Q4 2022	Crude Oil	9,000	$49.99
Q4 2022	Natural Gas	60,000	$2.955
Q1 2023	Crude Oil	3,000	$54.57
Q1 2023	Natural Gas	60,000	$2.955
Q2 2023	Crude Oil	3,000	$54.57

EAST TEXAS ACQUISITION

On July 28, 2022, U.S. Energy closed on its acquisition of operated oil and gas producing properties located in Anderson and Henderson Counties, Texas, in an all-cash transaction valued at $11.8 million funded with cash on hand and borrowings under the Company’s senior secured revolving credit facility.

The bolt-on acquisition consists of low-decline wells with proved reserves of approximately 1.3 million Boe and PDP PV-10 of $22.7 million.

The acquisition is complementary to the Company’s existing East Texas assets and fits well within the corporate strategy of adding operating scale and cash flow in existing operating areas at compelling valuations.

BALANCE SHEET UPDATE

As of September 30, 2022, the Company had debt outstanding of $12.5 million on its revolving credit facility with availability of $7.5 million and a cash balance of approximately $3.1 million. The credit facility matures in 2026 and had a weighted average interest rate of 6.25% for the third quarter 2022.

RETURN OF CAPITAL PROGRAM

Consistent with the Company’s long-term return of capital strategy, the Company’s board of directors has declared a $0.0225 per share dividend for shareholders of record as of November 8, 2022. The dividend will be paid by U.S. Energy on November 22, 2022.

CONFERENCE CALL AND WEBCAST

U.S. Energy will host an investor conference call tomorrow at 8:30 a.m. Eastern Time to discuss these operating and financial results. Interested parties may join the call by dialing 1-877-407-3982 (U.S.), or 1-201-493-6780 (international), at least 15 minutes before the call begins and providing the Conference ID: 13733436. A telephonic replay will be available for fourteen days following the call by dialing 1-844-512-2921 (U.S.) or 1-412-317-6671 (international)and providing the replay PIN number: 13733436.

A webcast of the conference call will be available in the Investor Relations section of the Company’s website at www.usnrg.com. The listen to the live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software.

ABOUT U.S. ENERGY

We are a growth company focused on consolidating high-quality producing assets in the United States with the potential to optimize production and generate free cash flow through low-risk development while maintaining an attractive shareholder returns program. We are committed to ESG stewardship and being a leader in reducing our carbon footprint in the areas in which we operate. More information about U.S. Energy Corp. can be found at www.usnrg.com .

FORWARD-LOOKING STATEMENTS

Certain of the matters discussed in this communication which are not statements of historical fact constitute forward-looking statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. Words such as “strategy,” “expects,” “continues,” “plans,” “anticipates,” “believes,” “would,” “will,” “estimates,” “intends,” “projects,” “goals,” “targets” and other words of similar meaning are intended to identify forward-looking statements but are not the exclusive means of identifying these statements.

Important factors that may cause actual results and outcomes to differ materially from those contained in such forward-looking statements include, without limitation, risks associated with the integration of the recently acquired assets; the Company’s ability to recognize the expected benefits of the acquisitions and the risk that the expected benefits and synergies of the acquisition may not be fully achieved in a timely manner, or at all; the amount of the costs, fees, expenses and charges related to the acquisitions; the Company’s ability to comply with the terms of its senior credit facilities; the ability of the Company to retain and hire key personnel; the business, economic and political conditions in the markets in which the Company operates; fluctuations in oil and natural gas prices, uncertainties inherent in estimating quantities of oil and natural gas reserves and projecting future rates of production and timing of development activities; competition; operating risks; acquisition risks; liquidity and capital requirements; the effects of governmental regulation; adverse changes in the market for the Company’s oil and natural gas production; dependence upon third-party vendors; risks associated with COVID-19, the global efforts to stop the spread of COVID-19, potential downturns in the U.S. and global economies due to COVID-19 and the efforts to stop the spread of the virus, and COVID-19 in general; economic uncertainty relating to increased inflation and global conflicts; the lack of capital available on acceptable terms to finance the Company’s continued growth; and other risk factors included from time to time in documents U.S. Energy files with the Securities and Exchange Commission, including, but not limited to, its Form 10-Ks, Form 10-Qs and Form 8-Ks. Other important factors that may cause actual results and outcomes to differ materially from those contained in the forward-looking statements included in this communication are described in the Company’s publicly filed reports, including, but not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2021. These reports and filings are available at www.sec.gov.

The Company cautions that the foregoing list of important factors is not complete. All subsequent written and oral forward-looking statements attributable to the Company or any person acting on behalf of any Sale Agreement Parties are expressly qualified in their entirety by the cautionary statements referenced above. Other unknown or unpredictable factors also could have material adverse effects on U.S. Energy’s future results. The forward-looking statements included in this press release are made only as of the date hereof. U.S. Energy cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. Finally, U.S. Energy undertakes no obligation to update these statements after the date of this release, except as required by law, and takes no obligation to update or correct information prepared by third parties that are not paid for by U.S. Energy. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

FINANCIAL STATEMENT PRESENTATION AND RECONCILIATION

U.S. ENERGY CORP. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	September 30, 2022	December 31, 2021

ASSETS
Current assets:
Cash and equivalents	$3,093	$4,422
Oil and natural gas sales receivable	4,520	933
Marketable equity securities	106	191
Prepaid and other current assets	378	179
Real estate assets held for sale, net of selling costs	175	250

Total current assets	8,272	5,975

Oil and natural gas properties under full cost method:
Unevaluated properties	1,584	1,588
Evaluated properties	201,572	95,088
Less accumulated depreciation, depletion, amortization and impairment	(94,376)	(88,195)

Net oil and natural gas properties	108,780	8,481

Pending acquisition	-	2,767
Property and equipment, net	634	188
Right-of-use asset	933	120
Other assets	375	132

Total assets	$118,994	$17,663

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$8,196	$1,447
Accrued compensation and benefits	683	1,162
Commodity derivative liability-current	1,991	-
Asset retirement obligations-current	1,965	-
Premium finance note	216	-
Warrant liability	-	19
Current lease obligation	182	114

Total current liabilities	13,233	2,742

Credit facility	12,500	-
Commodity derivative liability-noncurrent	6	-
Asset retirement obligations-noncurrent	12,091	1,461
Lease obligation-noncurrent	837	19
Other noncurrent liabilities	6	6

Total liabilities	38,673	4,228

Commitments and contingencies (Note 8)

Shareholders’ equity:
Common stock, $0.01 par value; unlimited shares authorized; 25,023,812 and 4,676,301 shares issued and outstanding at September 30, 2022 and December 31, 2021, respectively	250	47
Additional paid-in capital	216,267	149,276
Accumulated deficit	(136,196)	(135,888)

Total shareholders’ equity	80,321	13,435

Total liabilities and shareholders’ equity	$118,994	$17,663

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2022 AND 2021

(In thousands, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021

Revenue:
Oil	$8,979	$1,593	$28,146	$4,232
Natural gas and liquids	2,820	191	6,005	419
Gathering fee	27	-	27	-
Total revenue	11,826	1,784	34,178	4,651

Operating expenses:
Lease operating expenses	5,350	586	12,732	1,631
Production taxes	817	133	2,302	343
Depreciation, depletion, accretion and amortization	2,528	151	6,985	415
General and administrative expenses	2,708	686	8,296	2,233
Total operating expenses	11,403	1,556	30,315	4,622

Operating income	423	228	3,863	29

Other non-operating income (expense):
Commodity derivative gain (loss)	4,025	(25)	(4,944)	(235)
Marketable equity securities (loss) gain	(45)	(6)	(85)	67
Impairment on real estate held for sale	(75)	(141)	(75)	(141)
Other (expense) income, net	(2)	24	(8)	49
Interest, net	(187)	1	(295)	(57)
Total other non-operating income (expense)	3,716	(147)	(5,407)	(317)

Net income (loss) before income taxes	$4,139	$81	$(1,544)	$(288)
Income tax (expense) benefit	(29)		2,392
Net income (loss)	$4,110	$81	$848	$(288)
Basic weighted shares outstanding	24,390,193	4,676,301	24,548,385	4.429,870
Diluted weighted shares outstanding	24,682,476	4,721,301	24,891,148	4,429,870
Basic earnings (loss) per share	$0.14	$0.02	$0.03	$(0.07)
Diluted earnings (loss) per share	$0.14	$0.02	$0.03	$(0.07)

U.S. ENERGY CORP. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2022 AND 2021

(in thousands)

	2022	2021

Cash flows from operating activities:
Net income (loss)	$848	$(288)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation, depletion, accretion, and amortization	6,985	415
Deferred income taxes	(2,460)	-
Unrealized (gain) loss on commodity derivatives	(1,155)	116
Loss (gain) on marketable equity securities	85	(67)
Impairment and loss on real estate held for sale	75	141
Amortization of debt issuance costs	32	-
Loss on warrant revaluation	-	(2)
Loss on related party debt conversion and settlement of legal costs	-	76
Stock-based compensation	2,594	310
Right of use asset amortization	140	66
Changes in operating assets and liabilities:
Oil and natural gas sales receivable	(3,587)	(570)
Other assets	320	130
Accounts payable and accrued liabilities	5,799	(215)
Accrued compensation and benefits	(479)	(43)
Payments on operating lease liability	(68)	(66)
Payments for asset retirement obligations	(492)	(22)
Net cash provided by (used in) operating activities	8,637	(19)

Cash flows from investing activities:
Acquisition of proved properties	(12,953)	-
Oil and natural gas capital expenditures	(5,166)	(1,399)
Property and equipment expenditures	(379)	(93)
Proceeds from sale of oil and gas properties	1,250	30
Proceeds from sale of real estate	-	440
Payment received on note receivable	-	20
Net cash used in investing activities	(17,248)	(1,002)

Cash flows from financing activities:
Proceeds from sale of common stock, net of issuance costs	-	5,283
Borrowings on credit facility	15,200
Repayment of debt	(6,047)
Payment of fees for credit facility	(207)
Repayments of insurance premium finance note payable	(396)	(122)
Exercise of warrant	195
Shares withheld to settle tax withholding obligations for restricted stock awards	(307)	(39)
Dividend paid	(1,156)
Net cash provided by financing activities	7,282	5,122

Net (decrease) increase in cash and equivalents	(1,329)	4,101
Cash and equivalents, beginning of period	4,422	2,854
Cash and equivalents, end of period	$3,093	$6,955

ADJUSTED EBITDA RECONCILIATION

In addition to our results calculated under generally accepted accounting principles in the United States (“GAAP”), in this earnings release we also present Adjusted EBITDA. Adjusted EBITDA is a “non-GAAP financial measure” presented as supplemental measures of the Company’s performance. It is not presented in accordance with accounting principles generally accepted in the United States, or GAAP. The Company defines Adjusted EBITDA as net income (loss), plus net interest expense, net unrealized loss (gain) on change in fair value of derivatives, income tax (benefit) expense, deferred income taxes, depreciation, depletion, accretion and amortization, one-time costs associated with completed transactions and the associated assumed derivative contracts, non-cash share-based compensation, transaction related expenses, transaction related acquired realized derivative loss (gain), and loss (gain) on marketable securities. Company management believes this presentation is relevant and useful because it helps investors understand U.S. Energy’s operating performance and makes it easier to compare its results with those of other companies that have different financing, capital and tax structures. Adjusted EBITDA is presented because we believe it provides additional useful information to investors due to the various noncash items during the period. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our operating results as reported under GAAP. Some of these limitations are: Adjusted EBITDA does not reflect cash expenditures, or future requirements for capital expenditures, or contractual commitments; Adjusted EBITDA does not reflect changes in, or cash requirements for, working capital needs; Adjusted EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on debt or cash income tax payments; although depreciation and amortization are noncash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements; and other companies in this industry may calculate Adjusted EBITDA differently than the Company does, limiting its usefulness as a comparative measure.

The Company’s presentation of this measure should not be construed as an inference that future results will be unaffected by unusual or nonrecurring items. We compensate for these limitations by providing a reconciliation of this non-GAAP measure to the most comparable GAAP measure, below. We encourage investors and others to review our business, results of operations, and financial information in their entirety, not to rely on any single financial measure, and to view this non-GAAP measure in conjunction with the most directly comparable GAAP financial measure.

Three months ended September 30, 2022
(in thousands)
Net Income (loss)	$4,110
Depreciation, depletion, accretion and amortization	2,528
Unrealized loss (gain) on commodity derivatives	(5,636)
Interest expense, net	187
Deferred income taxes	29
Non-cash stock based compensation	485
Transaction related expenses	-
Transaction related acquired realized derivative loss	1,371
Loss (gain) on marketable securities	45
Adjusted EBITDA	$3,119

INVESTOR RELATIONS CONTACT

U.S. Energy Corp.

IR@usnrg.com

(303) 993-3200

www.usnrg.com